Exhibit 10.2

WATSON WYATT WORLDWIDE, INC.

AMENDED 2001 DEFERRED STOCK UNIT PLAN FOR SELECTED EMPLOYEES

Article 1-General

Section 1.1             Purposes.

The purposes of the Watson Wyatt Worldwide, Inc. Amended 2001 Deferred Stock Unit Plan for Selected Employees (the “Plan”) are (a) to provide an incentive to certain highly qualified individuals to serve as Selected Employees (as defined below) of Watson Wyatt Worldwide, Inc. (“WWW”) and its Affiliates (together, the “Company”) and (b) to further align the interests of Selected Employees with the stockholders of WWW.

Section 1.2             Definitions.

For the purpose of the Plan, the following terms shall have the meanings indicated.

(a)	“Account” means the unfunded and unsecured journal entry account established on the books and records of WWW to record an Account Balance.

(b)

“Account Balance” means, the Deferred Stock Units credited to a Participant’s Account, as adjusted in accordance with Article 4 to reflect the addition of dividend equivalents and any changes in capitalization and as adjusted in accordance with Section 2.7.

(c)

“Affiliate” means any corporation, partnership, or other organization of which WWW owns or controls, directly or indirectly, not less than 50% of the total combined voting power of all classes of stock or other equity interests.

(d)	“Annual Meeting” means the Annual Meeting of Stockholders of WWW.

(e)	“Board of Directors” or “Board” shall mean the Board of Directors of WWW.

(f)	“Business Day” shall mean any day on which the New York Stock Exchange is open for business.

(g)	“Change in Control” shall mean the occurrence of any of the following:

(i)                         the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company;

(ii)                      any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act, as defined below) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or is subject to other conditions, directly or indirectly, of more than 50% of the total voting power of the voting stock of WWW, including by way of merger, consolidation or otherwise;

(iii)                   satisfaction or waiver of all conditions precedent (including receipt of any approval by the stockholders of WWW) under any agreement or plan of merger, consolidation or reorganization involving WWW, if as a result of such merger, consolidation or reorganization the stockholders of WWW immediately before such transaction will not own, directly or indirectly immediately following such merger, consolidation or reorganization, more than 50% of the combined voting power of the company(ies) resulting from such merger, consolidation or reorganization in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization; or

(iv)                  during any period of two consecutive years, individuals who at the beginning of such period served on the Board of Directors (any such individual, an “Incumbent Director”) cease for any reason to constitute a majority of the Board of Directors; provided that any new director whose election to the Board or whose nomination for election to the Board was approved by a majority of the Incumbent Directors then in office shall be considered an “Incumbent Director” unless the director was elected or nominated for election to the Board of Directors to avoid or settle a threatened or actual proxy contest.

(h)                     “Code” means the Internal Revenue Code of 1986 of the United States of America, as amended from time to time.

(i)                         “Committee” shall have the meaning provided in Section 7.1.

(j)                         “Common Stock” means the Class A common stock, par value $.01 per share, of WWW.

(k)                      “Company” means WWW and all of its Affiliates.

(l)                         “Current Market Value” per share of Common Stock for any date means (i) if the Common Stock is listed on a national securities exchange or quotation system, the closing sales price on such exchange or quotation system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, (ii) if the Common Stock is not listed on a national securities exchange or quotation system, the mean between the high bid and low offered prices as quoted by the National Association of Securities Dealers, Inc. Automated Quotation System (“NASDAQ”) for such date, or (iii) if the Common Stock is neither listed on a national securities exchange or quotation system nor quoted by NASDAQ, the fair value as determined by such other method as the Committee determines in good faith to be reasonable.

(m)	“Deferred Stock Unit” or “Unit” means a unit representing WWW’s obligation to deliver or issue to a Participant one share of Common Stock for each such unit in accordance with the terms of the Plan.

(n)	“Disability” means any physical or mental condition of a Selected Employee that in the opinion of the Committee renders the Selected Employee incapable of continuing to be an employee of the Company.

(o)	“Exchange Act” means the Securities Exchange Act of 1934 of the United States of America, as amended.

(p)	“Grant” means the crediting of units to a Participant’s Account pursuant to Section 2.1.

(q)	“Grant Date” shall mean the date that Deferred Stock Units are credited to a Participant’s Account pursuant to Section 2.1.

(r)	“Participant” means each Selected Employee to whom a Grant of Deferred Stock Units has been made under the Plan.

(s)	“Payment” means the distribution of Common Stock to a Participant in accordance with Sections 2.4 and 2.6(b), and it shall also include any Payment made pursuant to Article 6 or Section 7.4.

(t)	“Performance-Based Compensation” means any compensation excluded from the definition of “applicable employee remuneration” pursuant to Section 162(m)(4)(C) of the Code.

(u)	“Plan” means this Watson Wyatt Worldwide, Inc. Amended 2001 Deferred Stock Unit Plan for Selected Employees.

(v)

“Selected Employee” shall mean those highly compensated and/or highly qualified employees of the Company as are eligible to be selected by the Committee for awards under this Plan, as determined by the Committee from time to time.

(w)

“Unit Portion of the Bonus” means the portion of any Participant’s bonus that is to be allocated and paid by crediting Deferred Stock Units to the Participant’s Account, as determined or approved by the Committee, and done in accordance with Section 2.1.

(x)	“Units” has the meaning specified in the definition of “Deferred Stock Units”.

(y)

“Vested” means, with respect to a Deferred Stock Unit credited to a Participant’s Account, that such Unit is no longer subject to forfeiture in accordance with any notice given by the Company to the Participant at the time of the Grant, or any agreement between the Company and the Participant, in accordance with Section 2.2.

(z)                       “WWW” has the meaning specified in Section 1.1.

(aa)                “Section 409A” means Section 409A of the Code and any regulations and other guidance issued by the Internal Revenue Service thereunder.

(bb) “Separation from Service” means the cessation of a Participant’s service as an employee of the Company and its Affiliates, whether voluntary or involuntary, for any reason determined consistent with guidance issued by the Department of the Treasury regarding what constitutes a “separation from service” under Section 409A.

Section 1.3             Shares Subject to the Plan.

(a)                      Reservation of Shares.  The total number of shares of Common Stock that shall be reserved for issuance in payment of Deferred Stock Units under the Plan shall be 2,700,000* subject to adjustment for changes in capitalization of WWW as provided in subparagraph (b) below.  Shares of Common Stock issued under the Plan may be authorized but unissued shares of Common Stock, issued shares held in or acquired for WWW’s treasury or shares reacquired by WWW upon purchase in the open market.

(b)                     Changes in Common Stock.  If any change is made in the terms or provisions of the Common Stock then subject to the Plan (whether by reason of reorganization, merger, consolidation, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure, or otherwise), then the Committee may make appropriate adjustments to the maximum number of shares of Common Stock subject to and reserved under the Plan and to the Units allocated to Accounts as it in its sole discretion determines to be appropriate.

(c)                      Tax Code Limits.  The aggregate number of shares of Common Stock or Units that may be Granted or issued under or subject to any bonus arrangement that is authorized by the Committee during any fiscal year for any one Participant shall not exceed 200,000 shares of Common Stock.  The foregoing share limitation shall be adjusted to the same extent as other adjustments pursuant to Section 1.3(b) provided that no such adjustment shall be made if it would affect the status of any Grant or arrangement intended to qualify as Performance-Based Compensation.  The foregoing limitation shall apply only to any such arrangement that is intended to qualify as Performance-Based Compensation pursuant to this Plan and shall not apply with respect to any Grant under a bonus arrangement that is intended to qualify as Performance-Based Compensation under either the Watson Wyatt & Company Holdings Incentive Compensation Plan or another stockholder approved plan other than the Plan.

*Reflects 1,200,000 additional shares of Common Stock reserved and authorized by the Company’s Board of Directors in September 2006.

Article 2                Deferred Stock Units; Optional Deferral of Payment; Performance-Based Arrangements

Section 2.1             Grants of Deferred Stock Units.

The Committee shall select and/or approve the Selected Employees who shall be Participants in the Plan and shall authorize each Grant under the Plan by determining or approving the portion or amount of any bonus otherwise payable to any such Participant which shall equal the Unit Portion of the Bonus made to the Participant.  Each Participant shall have an Account established in his or her name.  In connection with any Grant, there shall be credited to the Participant’s Account as of the Grant Date, the number of Deferred Stock Units obtained by dividing the amount of the Unit Portion of the Bonus made to the Participant by the Current Market Value per share of Common Stock as of the Grant Date, and rounding the result upwards to the nearest whole Deferred Stock Unit.  Upon a Grant being made in the name of a Participant, the Participant’s rights with respect to the Unit Portion of the Bonus for the Participant shall consist solely of any benefits provided pursuant to the Plan.

Section 2.2             Vesting of Deferred Stock Units.

The Company may provide, in a notice given by the Company to the Participant at the time of the Grant, or in an agreement between the Company and the Participant, a vesting schedule for the Deferred Stock Units being credited to the Participant’s Account, such that some or all of the Deferred Stock Units credited to the Participant’s Account shall be forfeited if the Participant does not continue in employment with the Company until the vesting of such Units as specified in such notice or agreement.

Section 2.3             Termination of Employment.

Notwithstanding any provision herein to the contrary, in the event that a Participant’s employment is terminated before any (or all) of his or her Deferred Stock Units have become Vested, as provided in the notice or agreement described in Section 2.2, then all such Deferred Stock Units in the Participant’s Account which are not then Vested (including any Units attributable to such Units pursuant to Section 4.1, as determined by the Company) shall be forfeited, and no amount or Common Stock shall be payable with respect to such Units under any provision of this Plan, including any provision of this Article 2.

Section 2.4             Payment of Shares on Account of Deferred Stock Units.

Unless deferred at the option of the Participant in accordance with Section 2.5(a), or if otherwise modified pursuant to the provisions of this Plan, the Account Balance with respect to a particular Grant will become payable and shall be paid on the date that the Units become Vested in accordance with Section 2.2, and one share of Common Stock will be delivered in full satisfaction of each Deferred Stock Unit to be paid, after rounding any fractional Deferred Stock Unit upwards to the nearest whole share.

Section 2.5             Optional Deferral of Payment of Shares.

(a)                      Optional Deferral of Payment.  As to each Grant, the Committee may allow a Participant the option to defer the payment of all or a portion of any Deferred Stock Units for later payment in accordance with Section 2.6 by submitting to the Committee or its designee such forms as the Committee shall prescribe by such date as the Committee may establish. Any such election shall become irrevocable as of the last date that is permissible under Section 409A.  With respect to Deferred Stock Units that vest at least 12 months after the date of Grant, to the extent permitted by the Committee, a Participant may irrevocably elect to defer payment of such Deferred Stock Units at any time within 30 days of the date of Grant, provided that such election shall apply only to the extent the applicable Deferred Stock Units do not vest earlier than the 12-month anniversary of such election. In no event may any deferral be made to the extent such deferral would result in the acceleration of any tax or the imposition of any additional tax or interest charge pursuant to Section 409A.

(b)                     Irrevocability of Deferral Election.   An election to defer the payment of all or a portion of a Participant’s Account Balance made pursuant to Section 2.5(a) shall be irrevocable once submitted to the Committee or his or her designee.

Section 2.6             Payment of Shares Optionally Deferred.

(a)                      Deferral Election.  If a Participant elects, then his or her Account Balance will be paid by the Company, at the time elected by the Participant in accordance with this Section 2.6.  The Account Balance shall be paid in a lump sum at the time specified in this Section 2.6 or, if authorized by the Committee and elected by the Participant on the deferral election form, in annual payments over a period of years.  If the Account Balance is to be paid in annual payments, then each payment will be calculated as a number of Deferred Stock Units equal to (i) the number determined by dividing the number of Units allocated to the Participant’s Account as of the date of the first payment by the total number of annual payments, plus (ii) the number of any additional Units allocated pursuant to Section 4.1 after the date of the first payment to the Units then payable.  The election shall specify the timing of the lump sum payment or (in the case of annual payments) of the first payment, as one of the following:  (i) the first day of the month following the month that the Participant experiences a Separation from Service or that the Participant dies;  (ii) the first day of the month which is any number of whole years selected by the Participant after the date on which the Participant’s Deferred Stock Units become Vested (i.e., without taking into account the possibility of a Participant’s Separation from Service, death or Disability); or (iii) in any month in the calendar year following the date on which the Participant experiences a Separation from Service.  Notwithstanding the foregoing, if the Participant is a “specified employee” within the meaning of Section 409A and the event resulting in distribution of benefits is the Participant’s Separation from Service, any distribution scheduled to be made within six months of such Separation from Service shall be made on the six-month anniversary of such Separation from Service.

(b)                     Form of Payment.  One share of Common Stock will be delivered in full satisfaction of each Deferred Stock Unit to be paid, after rounding any fractional Deferred Stock Unit upwards to the nearest whole share.

(c)                      Death Prior to Payment.  If the Participant dies prior to payment of any or all amounts optionally deferred pursuant to this Section 2.6, then the Account Balance will be paid to the Participant’s beneficiary in accordance with the Participant’s election.

Section 2.7             Debiting of Deferred Stock Account.

If and when shares of Common Stock are distributed to a Participant, the Participant’s Account shall be debited with the number of Units equivalent to the number of shares of Common Stock that have been distributed.

Section 2.8.            Qualifying Performance-Based Compensation.

(a)                      General. The Committee shall specify the Qualifying Performance Criteria and the level of achievement under such criteria that shall determine the number of shares of Common Stock or Units to be Granted, issued or vested under any bonus arrangement that is intended to qualify as Performance-Based Compensation pursuant to this Plan.  Prior to such shares or Units being Granted, issued or vested, the Committee shall certify the extent to which any Qualifying Performance Criteria has been achieved or satisfied, and the number of shares of Common Stock or the number of Units that will be Granted, issued or vested under this Plan as a result of achieving or satisfying such criteria. Notwithstanding satisfaction of any Qualifying Performance Criteria, the number of shares or Units Granted, issued or vested under any such bonus or arrangement may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(b)                     Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income or net operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, or (xx) integration and/or penetration of the market.

To the extent consistent with Section 162(m) of the Code, the Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) mergers, acquisitions and divestitures, (v) accruals for reorganization and restructuring programs and (vi) any extraordinary, unusual or non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Forms 10-K or 10-Q for the applicable year.

Section 2.9.            Mandatory Deferral if Section 162(m) Applies.

(a)                      Mandatory Deferral.  Notwithstanding any other provision of the Plan to the contrary, to the extent the Company reasonably anticipates that payment of a Participant’s Account at the time elected by the Participant or otherwise provided under the Plan would be nondeductible to the Company due to the application of Section 162(m) of the Code, payment of that portion of the Account shall be delayed until the Participant’s separation from service (as determined pursuant to Section 409A of the Code) or, if earlier, in the calendar year in which the Company first reasonably anticipates that payment of the deferred amount will not be nondeductible as a result of the application of Section 162(m) of the Code.  Notwithstanding the preceding sentence, where any scheduled payment to the Participant is delayed in accordance with this Section 2.8(a), the delay in all events will be for at least five (5) years from the date the payment otherwise was scheduled to be made pursuant to the Participant’s election or as otherwise provided under the Plan unless all scheduled payments to the Participant by the Company that could be delayed consistent with Section 409A of the Code as a result of the application of Section 162(m) of the Code are also delayed.  In addition, to the extent that the Participant is a “specified employee” (as determined pursuant to Section 409A of the Code) and payment is made in connection with the Participant’s separation from service, payment of the amount described in this Section 2.8 shall in no event be made earlier than the six-month anniversary of the Participant’s separation from service (unless the Participant’s separation from service results from the Participant’s death, in which case the deferred amount shall be paid to the Participant’s beneficiary as soon as reasonably practicable following the Participant’s death).

(b)                     Form of Payment. During any deferral period required by Section 2.8(a), the Participant’s Account shall continue to be deemed invested in Deferred Stock Units.  At time of payment specified in Section 2.8(a), one share of Common Stock will be delivered in full satisfaction of each such Deferred Stock Unit to be paid, after rounding any fractional Deferred Stock Unit upwards to the nearest whole share.

Article 3                Beneficiary; Tax

Section 3.1             Beneficiary.

(a)                      Designation of Beneficiary.  The Participant may designate, in writing delivered to the Committee or its designee before the Participant’s death, a beneficiary to receive payments under the Plan in the event of the Participant’s death.  The Participant may also designate a contingent beneficiary to receive payments under the Plan if the primary beneficiary does not survive the Participant.  The Participant may designate more than one person as the Participant’s beneficiary or contingent beneficiary, in which case (i) no contingent beneficiary would receive any payment unless all of the primary beneficiaries predeceased the Participant, and (ii) the surviving beneficiaries in any class shall share in any payments in proportion to the percentages of interest assigned to them by the Participant relative to the percentage of interests held by all survivors in that class.

(b)                     Change in Beneficiary.  The Participant may change his or her beneficiary or contingent beneficiary (without the consent of any prior beneficiary) in a writing delivered to the Committee or its designee before the Participant’s death.  Unless the Participant states otherwise in such writing, any change in beneficiary or contingent beneficiary will automatically revoke such prior designations of the Participant’s beneficiary or of the Participant’s contingent beneficiary, as the case may be, under this Plan only; any designations under other deferral agreements or plans of the Company will remain unaffected.

(c)                      Default Beneficiary.  In the event a Participant does not designate a beneficiary, or no designated beneficiary survives the Participant, the Participant’s beneficiary shall be the Participant’s surviving spouse, if the Participant is married at the time of his or her death and not subject to a court-approved agreement or court decree of separation, or otherwise the person or persons designated to receive benefits on account of the Participant’s death under the Company’s pre-retirement death benefit for Selected Employees, if any, unless the rights to such benefit have been assigned, in which case any amounts payable to the Participant’s beneficiary under the Plan will be paid to the Participant’s estate.

(d)                     If the Beneficiary Dies During Payment.  If a beneficiary who is receiving or is entitled to receive payments hereunder dies after the Participant’s death but before all the payments have been made, the portion of the Account Balance which that beneficiary otherwise would have received will be paid as soon as practicable in a single payment to such beneficiary’s estate and not to any contingent beneficiary the Participant may have designated.

Section 3.2                                      Domestic Relations Orders.

Notwithstanding the Participant’s elections hereunder, at the time any Units become payable under Sections 2.4 and 2.6, the Company will pay to, or to the Participant for the benefit of, the Participant’s spouse or former spouse the portion of the Participant’s Account Balance specified in a valid court order entered in a domestic relations proceeding involving the Participant’s divorce or legal separation.  Any such payment will be made net of any amounts the Company may be required to withhold under applicable U.S. federal, foreign, state or local law.

Section 3.3                                      Payment of Cash Where Distribution of Common Stock is Prohibited or Impractical Under Applicable Law.

Notwithstanding any other provision of this Plan, in any jurisdiction or country where the Committee determines that the distribution of Common Stock in such jurisdiction or country is prohibited or impractical (including as a result of costs or administrative procedures) under the law of such jurisdiction or country, the Company may pay cash (rather than Common Stock) to a Participant in an amount equal to the Current Market Value, as of the date the shares otherwise would have been payable, of the Common Stock that the Participant otherwise would have received.

Section 3.4                                      Withholding of Taxes

Whenever under the Plan payments are to be made, whether in shares of stock or in cash, the Company, in its sole discretion, shall be entitled to withhold therefrom the amount it determines necessary to satisfy any United States federal, state, local, foreign or other withholding tax requirements relating to such amount, or to require as a condition of delivery that the Participant remit or, in appropriate cases, agree to remit when due the amount necessary to satisfy all federal, state, local, foreign, or other withholding tax requirements relating thereto.  At the option of the Company, such amount may be remitted by check payable to the Company, in shares of Common Stock (which may include shares received pursuant to this Plan), by the Company’s withholding of shares of Common Stock, or any combination thereof.

Article 4                                               Adjustment of Accounts

Section 4.1                                      Dividend Equivalents.

Whenever a cash dividend is paid on a share of Common Stock, a Participant’s Account will be adjusted by adding to the Account Balance the number of Deferred Stock Units determined by multiplying the per share amount of the cash dividend by the number of Units credited to the Account Balance on the record date for the cash dividend, dividing the result by the Current Market Value of a share of Common Stock on the date the cash dividend is paid, and rounding the result to the nearest 1/100th of a Deferred Stock Unit as the case may be (with .005 being rounded upwards); provided that, if a Participant’s Account Balance is reduced to zero in accordance with the Plan between the record date and the payment date for such cash dividend, then, in lieu of such adjustment to the Participant’s Account, the dividend equivalent amount with respect to such record date will be determined by multiplying the per share amount of the cash dividend by the portion of the Participant’s Account Balance that is payable on the record date for the cash dividend and rounding the result to the nearest whole cent, which amount shall be paid to the Participant in cash.

Any adjustment with respect to a Participant’s Account pursuant to this Section 4.1 which is made with respect to any Deferred Stock Units which are not then Vested shall become Vested at the same time as such Deferred Stock Units.

Section 4.2                                      Changes in Capitalization.

Notwithstanding any other provision of the Plan to the contrary, if any change shall occur in or affect shares of Common Stock on account of a merger, consolidation, reorganization, stock dividend, stock split or combination, reclassification, recapitalization, or distribution to holders of shares of Common Stock (other than cash dividends), including, without limitation, a merger or other reorganization event in which the shares of Common Stock cease to exist, then the Committee may make an appropriate adjustment to the Deferred Stock Units, as it determines necessary to maintain the proportionate interest of the Participants and to preserve, without increasing, the value of their Account Balance.  In the event of a change in the presently authorized shares of Common Stock that is limited to a change in the designation thereof or a change of authorized shares with par value into the same number of shares with a different par value or into the same number of shares without par value, the shares resulting from any such change shall be deemed to be shares of Common Stock within the meaning of the Plan.

Article 5                                               Status of Accounts

Section 5.1                                      No Trust or Fund Created; General Creditor Status.

Nothing contained herein and no action taken pursuant hereto will be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any Participant, the Participant’s beneficiary or estate, or any other person.  Title to and beneficial ownership of any Common Stock or funds represented by the Account Balance will at all times remain with the Company; such Common Stock or funds will continue for all purposes to be a part of the general assets of the Company and may be used for any corporate purpose. No person will, by virtue of the provisions of this Plan, have any interest whatsoever in any specific assets of the Company.  TO THE EXTENT THAT ANY PERSON ACQUIRES A RIGHT TO RECEIVE PAYMENTS FROM THE COMPANY UNDER THIS PLAN, SUCH RIGHT WILL BE NO GREATER THAN THE RIGHT OF ANY UNSECURED GENERAL CREDITOR OF THE COMPANY

Section 5.2                                      Non-Assignability.

The Participant’s right, or the right of any other person, to the Participant’s Account Balance or any other benefits hereunder cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of beneficiary under this Plan, by written will, or by the laws of descent and distribution.

Article 6                                               Change in Control

(a)                      With respect to the portion of the Participant’s Account that was “earned and vested” as of December 31, 2004 and earnings thereon (each as determined pursuant to applicable Internal Revenue Service guidance), in the event of a Change in Control of the Company, the Committee may, in its sole discretion, provide that any or none of the following applicable actions be taken as a result, or in anticipation, of any such event to assure fair and equitable treatment of Participants:

(i)                          accelerate the Vesting of Deferred Stock Units, or provide for the Payment of Stock or cash pursuant to this Plan;

(ii)                      make adjustments or modifications to any award of Units, Participant’s Account or election with respect to an Account, any Payment or right to Payment, or any other right of a Participant hereunder, as the Committee deems appropriate to maintain and protect the rights and interests of the Participants following such Change in Control.

Any such action approved by the Committee shall be conclusive and binding on the Company and all Participants.

(b)                     With respect to the portion of the Participant’s Account that was not “earned and vested” as of December 31, 2004 and earnings thereon, in the event of a Change in Control of the Company, the Committee shall accelerate the Vesting of Deferred Stock Units and provide for the immediate Payment of Stock or cash pursuant to this Plan.  For purposes of this paragraph (b), an event shall be a Change in Control only if it also qualifies as a change in ownership of the Company or a change in the effective control of the Company, each as determined pursuant to Section 409A of the Code.

Article 7                                               Administration of the Plan

Section 7.1                                      Administration.

The Plan shall be administered by a Committee appointed by the Board of Directors of the Company (the “Committee”). The Committee shall consist of two or more directors who are “non-employee directors,” within the meaning of Rule 16b-3 under the Exchange Act, and “outside directors” within the meaning of Section 162(m) of the Code.  Any vacancy on the Committee, whether due to action of the Board of Directors or due to any other cause, may be filled, and shall be filled if required to maintain a Committee of at least two such persons, by resolution adopted by the Board of Directors.

Section 7.2                                      Procedures.

(a)                      The Committee shall select one of its members as Chairman and shall adopt such rules and regulations as it shall deem appropriate concerning the holding of its meetings and the administration of the Plan.  A majority of the whole Committee shall constitute a quorum, and the acts of a majority of the members of the Committee present at a meeting at which a quorum is present, or acts approved in writing by all of the members of the Committee, shall be the acts of the Committee.

(b)                     Subject to the provisions of the Plan and the specific duties delegated by the Board to the Committee, the Committee may delegate, to any executive or other delegate of the Company, the following authority:

(i)                          to construe and interpret the terms of the Plan;

(ii)                       to prescribe, amend and rescind rules and regulations relating to the Plan; and

(iii)                    to make all other determinations deemed necessary or advisable for administering the Plan.

Section 7.3                                      Interpretation.

The Committee shall have full power and authority to interpret the provisions of the Plan and any agreement or notice made or provided under this Plan, to administer the Plan in all jurisdictions in which this Plan is effective or where there are Participants who are participating in this Plan, to determine how and as of what date any currencies other than United States dollars will be converted into United States Dollars, and to determine any and all questions arising under the Plan.  The Committee’s decisions shall be final and binding on all Participants in or other persons claiming under the Plan.

Section 7.4                                      Payments on Behalf of an Incompetent.

If the Committee finds that any person who is at the time entitled to any payment hereunder is a minor or is unable to care for his or her affairs because of disability or incompetency, payment of the Account Balance may be made to anyone found by the Committee to be the authorized representative of such person, or to be otherwise entitled to such payment, in the manner and under the conditions that the Committee determines.  Such payment will be a complete discharge of the liabilities of the Company hereunder with respect to the amounts so paid.

Section 7.5                                      Corporate Books and Records Controlling.

The books and records of the Company will be controlling in the event a question arises hereunder concerning any Account Balance, deferral elections, beneficiary designations, or any other matters.

Section 7.6                                      Indemnity.

No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.  The Company shall indemnify each member of the Board of Directors and the Committee to the fullest extent permitted by law with respect to any claim, loss, damage or expense (including counsel fees) arising in connection with their responsibilities under this Plan.

Article 8                                               Miscellaneous Provisions

Section 8.1                                      Litigation.

The Company shall have the right to contest, at its expense, any ruling or decision, administrative or judicial, on an issue that is related to the Plan and that the Committee believes to be important to Participants, and to conduct any such contest or any litigation arising therefrom to a final decision.

Section 8.2                                      Headings Are Not Controlling.

The headings contained in this Plan are for convenience only and will not control or affect the meaning or construction of any of the terms or provisions of this Plan.

Section 8.3                                      Right to Terminate Employment.

Nothing in this Plan or in any notice or agreement evidencing any Grant under the Plan shall confer upon any Participant the right to continue as an employee or a director of the Company or affect the right of the Company to terminate the Participant’s employment at any time, subject, however, to the provisions of any agreement of employment between the Participant and the Company.

Section 8.4                                      Transfer; Leave of Absence.

For purposes of this Plan, neither (i) a transfer of an employee from WWW to an Affiliate, or vice versa, or from one Affiliate of the Company to another, nor (ii) a duly authorized leave of absence, shall be deemed a termination of employment.

Section 8.5                                      Governmental Regulation.

The Company’s obligation to deliver shares of the Company’s Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization and issuance of such stock.  In this regard, the Board of Directors may, in its discretion, require as a condition to the issuance of any shares pursuant to this Plan that a registration statement under the Securities Act of 1933, as amended, with respect to such shares be effective.

Section 8.6                                      Governing Law.

To the extent not preempted by applicable U.S. Federal law, this Plan will be construed in accordance with and governed by the laws of the State of Delaware, USA, as to all matters, including, but not limited to, matters of validity, construction and performance.

Section 8.7                                      Amendment and Termination.

The Board of Directors, or, if permitted pursuant to Rule 16b-3 under the Exchange Act, the executive committee of the Board, if applicable, may amend or terminate this Plan at any time, provided that (i) no amendment or termination may be made that would adversely affect the right of a Participant to his or her Account Balance as of the date of such amendment or termination, and (ii) unless approved by WWW’s stockholders, no such amendment may materially increase the number of shares that may be issued under the Plan.

Article 9                                               Effective Date

The Amended Plan shall be effective as of November 14, 2008.